EXHIBIT 99.1

POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787
Cracker Barrel
Old Country Store [logo]

NASDAQ : CBRL

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL PROMOTES CHIEF FINANCIAL OFFICER SANDRA B. COCHRAN TO PRESIDENT & CHIEF OPERATING OFFICER; ANNOUNCES OTHER LEADERSHIP CHANGES
Michael A. Woodhouse continues as Chairman and CEO; corporate initiatives remain focused on “pleasing people” for sustained success

LEBANON, Tenn. – November 3, 2010 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) and its Board of Directors today announced the realignment of the Company’s leadership to build on Cracker Barrel’s recent successes and to position the Company for sustained profitable growth. Michael A. Woodhouse continues as Chairman and Chief Executive Officer. Sandra B. Cochran, who had served as Executive Vice President and Chief Financial Officer, has been named President and Chief Operating Officer. She assumes responsibility for Restaurant and Retail Operations, Retail Merchandising, Real Estate, and the functions that will be led by the newly created role of Chief People Officer. Douglas E. Barber, who had served as Executive Vice President and Chief Operating Officer, has been named Executive Vice President and Chief People Officer, reporting to Cochran.  He will lead Human Resources, Diversity and Outreach, Training, and Innovation. Nicholas V. Flanagan has been promoted to Senior Vice President of Restaurant Operations and will also report to Cochran. The Company has started a search for a new Chief Financial Officer; Senior Vice President and Chief Legal Officer N.B. Forrest Shoaf will serve as interim Chief Financial Officer.

“Cracker Barrel is a strong organization with solid leadership,” said Woodhouse. “Over the past few years, we have produced exceptional results, both operational and financial, during some of the toughest economic times that any of us have known. The players and the roles may evolve from time to time as part of a deliberate process for sustained success, but I am pleased that we have the depth to continue to pursue a clear strategic direction that is built on providing the great Cracker Barrel guest experience.”

In discussing Cochran’s new role with the organization, Woodhouse noted that she has been highly successful in her role as CFO and has earned respect both on Wall Street and within the Company. He added, “In addition to her financial leadership, Sandy has also invested her energy in learning all aspects of our business and

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industry.  She has valuable experience leading an entire organization from her time as CEO of Books-A-Million before coming to Cracker Barrel, and she will provide strong leadership and sound judgment in directing our operations.  She knows that guest trust is vital and she will ensure that we continue to focus on the guest experience to grow restaurant traffic and retail sales.”

Woodhouse said of Barber, “Doug is a talented and experienced operator who is uniquely positioned to guide our efforts to establish Cracker Barrel as an industry leader in attracting, training, developing and retaining excellent managers and employees. He brings an operations perspective to the people needs of the business together with a passionate belief that everyone should have the opportunity to fully realize their potential.”

Regarding Flanagan, Woodhouse pointed to his years of experience in restaurant operations with Cracker Barrel as well as other concepts and said, “Nick is a talented, dedicated operator who has led the noticeable improvements in our execution over the past two years with the rollout of our ‘Weekend Execution’ and ‘Seat-to-Eat’ initiatives.”

About Cracker Barrel
Cracker Barrel Old Country Store provides a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe.  The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 597 company-owned locations in 42 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
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